SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2004

V. I. TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-24241	11-3238476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

134 Coolidge Avenue

Watertown, Massachusetts 02472

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (617) 926-1551

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 5, 2004, V.I. Technologies, Inc. (“Vitex” or the “Company”) and Panacos Pharmaceuticals, Inc. (“Panacos”) entered into an amendment (the “Amendment”) to the Agreement and Plan of Merger, dated as of June 2, 2004, by and among Vitex, Panacos and certain stockholders of Panacos (the “Merger Agreement”).

Under the terms of the Amendment, Vitex will issue approximately 54.5 million shares of its Common Stock, $.01 par value per share, at the closing of the merger, in exchange for all of Panacos’ outstanding shares. The exact number of shares of Vitex Common Stock to be issued at the closing to Panacos stockholders will equal the number of shares of Vitex Common Stock that is outstanding on the closing date. In addition, Panacos shareholders will receive an additional 30.5 million shares of Vitex Common Stock if Panacos Study 201, a Phase II study of Panacos’ product candidate PA-457 in HIV-infected patients, is successfully completed. The number of shares to be issued upon the achievement of the milestone may be adjusted in order to ensure that the total number of shares of Vitex Common Stock to be issued is equal to 85 million. The number of shares of Vitex Common Stock to be issued in total is fixed and not subject to adjustment based on the market price of Vitex Common Stock.

Entry into a definitive financing agreement for at least $25 million to fund the merged company is a condition of closing the merger. The parties have also agreed that, until November 25, 2004, they will work together on an exclusive basis to close the merger, but that prior to that date Panacos may seek to obtain private financing under conditions set forth in the Amendment. In addition, the parties will have the right to terminate the Merger Agreement after November 25, 2004, provided that if a final definitive agreement with respect to a third-party financing of the merged company, which agreement must be approved in writing by Panacos, is entered into by that date, then the termination date will be extended until February 1, 2005, or such later date as may be agreed to by Vitex and Panacos.

References to the Merger Agreement and the Amendment are qualified in their entirety by the complete text of such documents filed herewith or previously filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

V. I. TECHNOLOGIES, INC.

Dated: November 10, 2004

By: /s/ Thomas T. Higgins

        Thomas T. Higgins,

        Chief Financial Officer and Executive Vice

        President, Operations